As filed with the Securities and Exchange Commission on June 16, 2016

Registration No. 33-43105

Registration No. 333-36725

Registration No. 333-65120

Registration No. 333-169063

Registration No. 333-178338

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-43105

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-36725

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-65120

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-169063

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-178338

The Bon-Ton Stores, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2835229
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2801 East Market Street, York, Pennsylvania	17402
(Address of principal executive offices)	(Zip Code)

The Bon-Ton Stores, Inc.
Retirement Contribution Plan
(Full title of the plan)

J. Gregory Yawman, Esquire
Vice President-General Counsel and Secretary
The Bon-Ton Stores, Inc.
2801 East Market Street
York, Pennsylvania 17402

(Name and address of agent for service)

(717) 757-7660

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Registrant”):

•                  Registration Statement No. 33-43105, registering 150,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), under The Bon-Ton Stores, Inc. Retirement Contribution Plan, as amended from time to time (as so amended, the “Plan”);

•                  Registration Statement No. 333-36725, registering 300,000 shares of Common Stock under the Plan;

•                  Registration Statement No. 333-65120, registering 900,000 shares of Common Stock under the Plan;

•                  Registration Statement No. 333-169063, registering 500,000 shares of Common Stock under the Plan; and

•                  Registration Statement No. 333-178338, registering 2,000,000 shares of Common Stock under the Plan.

The Registration Statements also registered an indeterminate amount of interests to be offered or sold pursuant to the Plan.

The Plan no longer offers Common Stock as an investment option. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any remaining shares of Common Stock and all plan interests that were registered for issuance pursuant to the Registration Statements and that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and Plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, Commonwealth of Pennsylvania, on this 16th day of June, 2016.

THE BON-TON STORES, INC.

By:	/s/ NANCY A. WALSH
Nancy A. Walsh
Executive Vice President – Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with the Registrant indicated, on the dates indicated.

Signature	Capacity	Date

/s/ TIM GRUMBACHER	Chairman of the Board and Strategic Initiatives Officer	June 16, 2016
Tim Grumbacher

/s/ KATHRYN BUFANO	President and Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2016
Kathryn Bufano

/s/ NANCY A. WALSH	Executive Vice President—Chief Financial Officer (Principal Financial Officer)	June 16, 2016
Nancy A. Walsh

/s/ MICHAEL W. WEBB	Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)	June 16, 2016
Michael W. Webb

/s/ MICHAEL L. GLEIM	Director	June 16, 2016
Michael L. Gleim

/s/ TODD C. MCCARTY	Director	June 16, 2016
Todd C. McCarty

/s/ DANIEL T. MOTULSKY	Director	June 16, 2016
Daniel T. Motulsky

/s/ JEFFREY B. SHERMAN	Director	June 16, 2016
Jeffrey B. Sherman

/s/ STEVEN B. SILVERSTEIN	Director	June 16, 2016
Steven B. Silverstein

/s/ DEBRA K. SIMON	Director	June 16, 2016
Debra K. Simon

/s/ PAUL E. RIGBY	Director	June 16, 2016
PAUL E. RIGBY

The Plan: Pursuant to the requirements of the Securities Act of 1933, The Bon-Ton Stores, Inc. Retirement Contribution Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, Commonwealth of Pennsylvania, on this 16 day of June, 2016.

THE BON-TON STORES, INC. RETIREMENT CONTRIBUTION PLAN

By:	The Bon-Ton Stores, Inc.

THE BON-TON STORES, INC.

By:	/s/ NANCY A. WALSH
Nancy A. Walsh
Executive Vice President - Chief Financial Officer